                                                                                                    -----------------------------
                                                     UNITED STATES                                          OMB APPROVAL
                                           SECURITIES AND EXCHANGE COMMISSION                       -----------------------------
                                                Washington, D.C. 20549                              OMB Number:         3235-0058
                                                                                                    Expires:        June 30, 1997
                                                                                                    Estimated average burden
                                                      FORM 12b-25                                   hours per response ..... 2.50
                                                                                                    -----------------------------
                                                                                                    -----------------------------
                                             NOTIFICATION OF LATE FILING                                    SEC FILE NUMBER
                                                                                                              333-39208
(Check One):                                                                                        -----------------------------
                                                                                                    -----------------------------
 |X| Form 10-K and Form 10-KSB |_| Form 20-F |_| Form 11-K | | Form 10-Q and Form 10-QSB                     CUSIP NUMBER
                                       |_| Form N-SAR
                                                                                                             12615U 10 5
     For Period Ended:    June 30, 2002                                                             -----------------------------
                       -------------------
     [ ] Transition Report on Form 10-K
     [ ] Transition Report on Form 20-F
     [ ] Transition Report on Form 11-K
     [ ] Transition Report on Form 10-Q
     [ ] Transition Report on Form N-SAR
     For the Transition Period Ended: _______________________________________________________________________

------------------------------------------------------------------------------------------------------------------------------------
                            Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
------------------------------------------------------------------------------------------------------------------------------------
If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

------------------------------------------------------------------------------------------------------------------------------------

PART I -- REGISTRANT INFORMATION
                      COL China Online International Inc.
------------------------------------------------------------------------------------------------------------------------------------
Full Name of Registrant
                                       N/A
------------------------------------------------------------------------------------------------------------------------------------
Former Name if Applicable
                             3177 South Parker Road
                                Aurora, CO 80014
------------------------------------------------------------------------------------------------------------------------------------
Address of Principal Executive Office (Street and Number)

------------------------------------------------------------------------------------------------------------------------------------
City, State and Zip Code

------------------------------------------------------------------------------------------------------------------------------------
PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

          (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]       (b)  The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

          (c)  The accountant's statement or other exhibit required by Rule
               12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

Because of the Registrant's recent re-focusing of business plans and addition of a Chief Operating Officer, the Registrant's Annual Report on Form 10-KSB regarding the fiscal year ended June 30, 2002 could not be timely filed without unreasonable effort or expense.

                                                                                                  (Attach Extra Sheets if Needed)




PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

           Mark K. Shaner                                      (303)                                     695-8530
---------------------------------------                ---------------------                        -----------------
               (Name)                                       (Area Code)                             (Telephone Number)

(2) Have all other periodic reports required under Section  13 or 15(d) of  the Securities Exchange Act of
    1934 or Section 30  of the  Investment  Company Act of 1940 during the preceding 12 months or for such shorter  period that  the  registrant was required to file such report(s) been filed? If answer is no,
    identify report(s).                                                                                       [X] Yes  [_] No
    --------------------------------------------------------------------------------------------------------------------------------

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings  statements to be included in the subject
    report or portion thereof?                                                                                [ ] Yes  [X] No

    --------------------------------------------------------------------------------------------------------------------------------
    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



====================================================================================================================================

                                                     COL CHINA INTERNATIONAL INC.
                                        ----------------------------------------------------
                                            (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    September 30, 2002                                                         By:  /s/  Anthony Ng
       ---------------------------                                                  ----------------------------------------

